Exhibit 3.93

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT REALTY OF GURNEE, INC.

Filed June 23, 1993, George H. Ryan, Secretary of State

1. CORPORATE NAME: BURLINGTON COAT REALTY OF GURNEE, INC. (The corporate name must contain the word “corporation”, “company”, “incorporated”, “limited” or an abbreviation thereof.)

2. Initial Registered Agent: is The Prentice-Hall Corporation System, Inc. Initial Registered Office: 33 North LaSalle Street, Chicago, IL (Cook County) 60602.

3. Purpose or purposes for which the corporation is organized: (If not sufficient space to cover this point, add one or more sheets of this size.)

To transact any or all lawful businesses for which corporations may be incorporated under the Business Corporation Act of 1983.

The operation of men’s, women’s, and children’s clothing stores specializing in leather and suede jackets, pants, coats, boots, moccasins, belts, leather hides, purses, hats, furs, bags, gloves, vests, novelties, accessories, and related services.

To construct, build, purchase, lease, equip, or otherwise acquire and to hold, own, improve, develop, manage, maintain, control. Operate, lease, mortgage, create liens upon, sell, convey, or otherwise dispose of any and all plants, machinery, works, implements and things and property, real and personal, of every kind and description, incidental to, connected with or suitable, necessary or convenient for any of the purposes herein enumerated.

To apply for, purchase, register, or in any manner to acquire, and to hold, own, use, operate, and introduce, and to sell, lease, assign, pledge, or in any manner dispose of, and in any manner deal with patents, patent rights, licenses, copyrights, trademarks, trade names, and to acquire, own, use, or in any manner dispose of any and all inventions, improvements, and processes, labels designs, brands, or other rights, and to work, operate, or develop the same, and to carry on any business, manufacturing or otherwise, which may directly or indirectly effectuate these objects or any of them.

To do any and all such further acts and things and to exercise any and all such further powers as may be necessary, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes or objects.

4. Paragraph 1: Authorized Shares, Issued Shares and Consideration Received:

Class	Par Value per Share	Number of Shares Authorized	Number of Shares Proposed to be Issued	Consideration to be Received Thererfor
Common	$1.00	1,000	1	$1,000
TOTAL:				$1,000

Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are: (If not sufficient space to cover this point, add one or more sheets of this size.)

Whenever any provision of the Business Corporation Act of 1983 shall otherwise require the vote or the concurrence of the holders of at least two-thirds of the outstanding shares of the corporation, or of at least two-thirds of the outstanding shares entitled to vote thereon of the corporation, or of at least two-thirds of the outstanding share of any class or series of the corporation, as the case may be, in order to authorize any specified corporate action, the vote or consent in writing of the holders of at least a majority of any of said outstanding shares shall be sufficient to authorize any such specified corporate action.

No shareholder entitled to vote in the election of directors of the corporation shall be entitled to cumulative voting for the election of directors.

5. OPTIONAL: (a) Number of directors constituting the initial board of directors of the corporation:

(b) Names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify:

Name	Residential Address

6. OPTIONAL: (a) It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be: $            .

(b) It is estimated that the value of all property to be located within the State of Illinois during the following year will be: $            .

(c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be: $            .

(d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be: $            .

7. OPTIONAL: OTHER PROVISIONS

Attach a separate sheet of this size for any other provision to be included in the Articles of Incorporation, e.g., authorizing preemptive rights, denying cumulative voting, regulating Internal affairs, voting majority requirements, fixing a duration other than perpetual, etc.

8. NAME(S) AND ADDRESS(ES) OF INCORPORATORS

The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated June 22, 1993

SIGNATURE and NAME	ADDRESS

/s/ Athena Amaxas	15 Columbus Circle
Athena Amaxas	New York, NY 10023-7773

(Signatures must be in ink on original document. Carbon copy, photocopy or rubber stamp signatures may only be used on conformed copies.)

NOTE: If a corporation acts as incorporator, the name of the corporation and the state of incorporation shall be shown and the execution shall be by its President or Vice President and verified by him, and attested by its Secretary or Assistant Secretary.

FEE SCHEDULE

The initial franchise tax is assessed at the rate of 15/100 of 1 percent ($1.50 per $1,000) on the paid-in capital represented in this state, with a minimum of $25 and a maximum of $1,000,000.

The file fee is $75.

The minimum total due (franchise tax + filing fee) is $100.

The Department of Business Services in Springfield will provide assistance in calculating the total fees if necessary.

Illinois Secretary of State

Department of Business Services

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